EXHIBIT 99.7
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           Computational Materials prepared by Goldman, Sachs & Co.
             in connection with GSAA Home Equity Trust 2005-MTR1,
                  Asset-Backed Certificates, Series 2005-MTR1

The following language will be used in the offering prospectus for the GSAA 05-MTR1 transaction. This is the same language that has been used in prior GSAA deals. Goldman Sachs cannot make an affirmative statement that the assets are good CDO assets; this judgement must be made by the client based on the disclosure.

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"Status of the Principal Certificates
The Regular Interest components of the Principal Certificates will be treated as assets described in Section 7701(a)(19)(C) of the Code for a "domestic building and loan association," and as "real estate assets" under Section 856(c)(5)(B) of the Code for a "real estate investment trust" ("REIT"), generally, in the same proportion that the assets of the trust, exclusive of the Excess Reserve Fund Account and the Supplemental Interest Trust, would be so treated. In addition, to the extent the Regular Interest component of a Principal Certificate represents real estate assets under Section 856(c)(5)(B) of the Code, the interest derived from that component would be interest on obligations secured by interests in real property for purposes of Section 856(c)(3)(B) of the Code for a REIT. The Basis Risk Contract components of the Principal Certificates will not, however, qualify as assets described in
Section 7701(a)(19)(C) of the Code or as real estate assets under Section 856(c)(5)(B) of the Code."


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